Exhibit 99.4

October 17, 2023

DHC Acquisition Corp

1900 West Kirkwood Blvd, Suite 1400B

Southlake, TX 76092

Consent to Reference in Proxy Statement/Prospectus

DHC Acquisition Corp (including any successor thereto, the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a nominee of the board of directors of the Company, such service to commence upon the effective time of the business combination transaction described in the proxy statement/prospectus.

Sincerely,

/s/ Christopher Gaertner
Christopher Gaertner